Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, January 28, 2010	TRADED: Nasdaq
LANCASTER COLONY REPORTS IMPROVED SECOND QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, Jan. 28 — Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales, operating income and net income for the company’s second fiscal quarter ended December 31, 2009 compared with the corresponding quarter a year ago. Highlights of the quarter:
•	Consolidated net sales increased six percent to $304 million versus $288 million in the second quarter last year.

•	Net income totaled $39,527,000 compared with $28,452,000 for the corresponding quarter a year ago. Net income per diluted share was $1.40 versus $1.02 in the year-ago quarter. The current year’s quarter included pretax income of approximately $0.9 million (two cents per share after taxes) from a distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA). A year ago, second quarter results included a pretax CDSOA distribution of approximately $8.7 million (20 cents per share after taxes).

•	Specialty Foods sales decreased one percent in the quarter to $243.1 million, which reflected a decrease in foodservice sales, largely offset by sales growth in the retail channel. Contributing to the retail sales growth were volume increases among both frozen and non-frozen products. Similar to fiscal first quarter comparisons, foodservice sales declined due to weaker volumes and reduced pricing due to lower commodity costs. Operating income of $56.1 million, up 42 percent from the year-ago level, reflected a stronger retail sales mix, improvements in operational efficiencies and an estimated favorable impact in excess of $13 million from raw-material cost reductions. The quarter’s results absorbed more than $1 million in costs associated with the previously announced closing of a salad dressing facility.

•	Glassware and Candles sales increased 42 percent to $61.0 million, which reflected improved consumer demand for high-quality value-priced candles, increased placement of seasonal items and customers shifting certain seasonal purchases from the fiscal first quarter. Segment operating income totaled $6.1 million, compared to a prior-year second quarter operating loss of $1.0 million. Current-year performance reflects higher sales, lower material costs and improved capacity utilization.

•	The company’s balance sheet remained strong with no debt at December 31, 2009, as well as over $91 million in cash and equivalents.
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For the six months ended December 31, 2009, net sales were $558 million compared to $552 million for the first half last year. Net income was $67,932,000, or $2.41 per diluted share. In the prior year, six-month net income totaled $39,472,000, or $1.40 per diluted share.
John B. Gerlach, Jr., chairman and CEO, said, “For both the quarter and six months ended December 31, we were very pleased with the bottom line progress made by both of our operating segments in what clearly remains a challenging economic environment.”
Looking ahead, Mr. Gerlach said, “Our key retail brands are benefiting from our enhanced marketing efforts. However, we believe second half year-over-year comparative results will be less robust than the first-half comparisons as we face further pressure on foodservice sales, substantially less benefit from lower ingredient costs, and the seasonal dip in food and candle retail sales dynamics. For the long-term we will continue to leverage our food and candle new product development efforts aimed at providing sustainable top-line growth.”
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, January 28, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$304,115	$288,242	$558,275	$552,079
Cost of sales	219,338	230,079	409,791	454,247

Gross margin	84,777	58,163	148,484	97,832
Selling, general & administrative expenses	24,400	21,917	44,868	42,178
Restructuring and impairment charges	1,216	(8)	2,046	1,606

Operating income	59,161	36,254	101,570	54,048
Interest expense	—	(639)	—	(1,130)
Interest income and other — net	927	8,425	952	8,500

Income before income taxes	60,088	44,040	102,522	61,418
Taxes based on income	20,561	15,588	34,590	21,946

Net income	$39,527	$28,452	$67,932	$39,472

Net income per common share:(a)

Net income — basic and diluted	$1.40	$1.02	$2.41	$1.40

Cash dividends per common share	$.30	$.285	$.585	$.565

Weighted average common shares outstanding:
Basic	28,147	27,948	28,114	28,105
Diluted	28,176	27,955	28,145	28,110

(a)	Based on the weighted average number of shares outstanding during each period.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
NET SALES
Specialty Foods	$243,099	$245,393	$459,440	$466,179
Glassware and Candles	61,016	42,849	98,835	85,900

	$304,115	$288,242	$558,275	$552,079

OPERATING INCOME (LOSS)
Specialty Foods	$56,146	$39,651	$99,298	$63,140
Glassware and Candles	6,142	(1,007)	7,813	(3,869)
Corporate expenses	(3,127)	(2,390)	(5,541)	(5,223)

	$59,161	$36,254	$101,570	$54,048

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,	June 30,
	2009	2009
ASSETS
Current assets:
Cash and equivalents	$91,391	$38,484
Receivables — net of allowance for doubtful accounts	85,484	61,152
Total inventories	82,296	102,523
Deferred income taxes and other current assets	23,231	20,653

Total current assets	282,402	222,812
Net property, plant and equipment	164,959	170,900
Other assets	103,894	104,769

Total assets	$551,255	$498,481

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,643	$41,180
Accrued liabilities	32,695	33,399

Total current liabilities	70,338	74,579
Other noncurrent liabilities and deferred income taxes	21,971	21,346
Shareholders’ equity	458,946	402,556

Total liabilities and shareholders’ equity	$551,255	$498,481

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com